Exhibit 10.5

TERM EMPLOYMENT AGREEMENT

This TERM EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between GENERATION HEMP, INC., a Colorado corporation (the “Company”), and WATT STEPHENS, a resident of the State of Texas (the “Employee”), as of the 11th day of January, 2021 (the “Effective Date”). For purposes of this Agreement, the “Company” shall include any Affiliate (hereinafter defined) of the Company that employs the Employee.

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

WHEREAS, this Agreement is entered into pursuant to that certain Asset Purchase Agreement, dated as of the Effective Date, by and among the Company, GENH Halcyon Acquisition, LLC, a Texas limited liability company and a wholly-owned subsidiary of the Company (“GENH”), OZ Capital, LLC, a Texas limited liability company, OZC Agriculture KY, LP, a Texas limited partnership (“Parent”), and Halcyon Thruput, LLC, a Texas limited liability company and a wholly-owned subsidiary of Parent (the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1.  Employment. During the Term (as defined below), the Company shall employ the Employee, and the Employee accepts employment by the Company, upon the terms and conditions set forth herein. The Employee acknowledges that such employment is contingent upon the Employee’s (a) providing, within three days of the Effective Date, proof of the Employee’s U.S. Citizenship or authorization to work in the United States; (b) successful completion of background and credit checks and other related pre-employment requirements in accordance with the Company policy and as permitted by law; and (c) execution and delivery to the Company of such the Company policy acknowledgments and new employee documentation as the Company may reasonably present to the Employee that is not inconsistent with the terms of this Agreement.

2.  Term.

(a)  The Company shall employ the Employee on the terms and conditions set forth herein during the period commencing on the Effective Date and continuing for two years therefrom (the “Initial Term”) unless earlier terminated in accordance with the terms hereof. After the expiration of the Initial Term, this Agreement shall be renewed annually for each ensuing one year period (an “Extension”), unless the Company or the Employee provides the other party at least 30 days’ notice of its intent not to renew prior to the end of the Initial Term or applicable Extension. The Initial Term and any Extensions thereof shall be deemed the “Term” of this Agreement.

(b)  The Employee acknowledges and agrees that, except as expressly provided in this Section 2(b), the terms of this Agreement shall not govern any employment relationship between the Employee and the Company after the expiration of the Term, which such relationship, if any, shall be (i) “at will” (meaning that such relationship may be terminated by either the Employee or the Company at any time and for any reason or no reason, upon 30 days’ prior written notice); and (ii) on such compensation and other terms as the Company may offer and as the Employee may accept.

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3.  Duties and Responsibilities.

(a)  During the Term, the Employee shall serve as Secretary of GENH, the Company’s wholly-owned subsidiary. During the Term, the Employee shall (i) be subject to all of the Company’s lawful policies, procedures, rules and regulations applicable to its employees; (ii) report to and be subject to the direction and control of the Chairman and CEO of the Company; and (iii) perform such lawful duties for the Company commensurate with the Employee’s position and status as may be assigned to the Employee by the Chairman and CEO of the Company that are consistent with the Employee’s position at the Company. The Employee’s principal office and principal place of work shall be in Fort Worth, Texas, although the Employee’s primary duties and responsibilities will be operating and managing the Company’s hemp drying, stripping and grading facility in Hopkinsville, Kentucky.

(b)  During the Term, subject to Section 3(c) and Section 4(f) below, the Employee agrees (i) to devote all of the Employee’s business time, energies, skills and attention during business hours and such other time as the Employee is engaged in the Company activities to business and affairs of the Company and its Affiliates (as defined in the Purchase Agreement); (ii) to discharge the responsibilities assigned to the Employee hereunder; and (iii) to use the Employee’s best efforts to perform faithfully, effectively, and efficiently such responsibilities.

(c)  During the Term, it shall not be a violation of this Agreement for the Employee to engage in other business ventures as passive investors; provided, that such other business ventures do not interfere with the Employee’s obligations under this Agreement and are not competitive with the Company’s business, and/or serve on charitable or civic boards or committees or manage personal investments.

4.  Compensation and Benefits.

(a)  General. For all services rendered by the Employee to the Company, the Company shall pay or cause to be paid to the Employee, and the Employee shall accept, the payments and benefits set forth herein. The Company shall be entitled to deduct and/or withhold, as the case may be, from the amounts payable under this Agreement, all amounts (i) required to be deducted or withheld under any federal, state or local law or regulation or in connection with any benefit plan in which the Employee participates and which mandates a contribution, assessment, or co-payment by the participants therein; and (ii) as prescribed by the Company’s policies applicable to similarly situated employees of the Company.

(b)  Base Salary. During the Term, the Company shall pay the Employee an annualized base salary of no less than One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (the “Base Salary”), subject to increases (if any) which the Company may elect, in its sole discretion. The Base Salary shall be payable in regular bi-weekly installments in accordance with the Company’s regular payroll practices, as such practices may be modified by the Company from time to time.

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(c)  Stock Incentive Plan. During the Term, the Employee shall be eligible to participate in the Generation Hemp, Inc. 2020 Omnibus Incentive Plan or any successor plan, subject to the terms of the Generation Hemp, Inc. 2020 Omnibus Incentive Plan or successor plan, as determined by the Board of Directors of the Company (the “Board”), in its sole discretion.

(d)  Performance-Based Bonus. For each calendar year of the Term, the Employee shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”) in an amount negotiated by the Employee and the Company, based upon the achievement of annual performance goals established by the Board. Any Annual Bonus shall be determined and payable by April 1st of the following year.

(e)  Benefits. During the Term, the Employee is eligible to participate during the Term in the Company’s employee benefits packages that are offered by the Company to its similarly situated officers of the Company, which employee benefits are subject to change or modification by the Company during the Term within the sole and absolute discretion of the Company.

(f)  Vacation. During the Term, the Employee shall be entitled to paid vacation, plus any applicable paid holidays, personal leave and sick leave per calendar year in accordance with the Company’s policies, plan and regular practices in effect from time to time, but no less than three weeks annually, in the aggregate, which vacation rights the Employee may begin to utilize as of the Effective Date.

(g)  Business Expenses. The Company shall pay or reimburse the Employee for all reasonable, documented and necessary business expenses actually incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the policies, procedures and limits of the Company as in effect from time to time, including, without limitation, the requirement to submit reasonable written verification or receipts documenting such expenses.

(h)  Signing Bonus. The Company shall deliver to Employee [250,000] shares of Common Stock, no par value per share of GENH (“GENH Common Stock”). As soon as reasonably practicable, following the Closing, but not later than six months after the Closing Date, the Company shall file a registration statement with the Securities and Exchange Commission providing for registration of all of the GENH Common Stock issued to the Employee pursuant to this Agreement then outstanding (the “Registration Statement”). Notwithstanding any registration of the GENH Common Stock, the Employee shall not have the right to directly or indirectly transfer the GENH Common Stock until after the expiration of the Restricted Period (as defined in the Purchase Agreement); provided, however, that the Employee shall be permitted to Transfer (i) 50% of the GENH Common Stock any time within the first six months of the Restricted Period if the Registration Statement has become effective and the Company has received at least $10 million from the sale of GENH Common Stock during such six-month period; and (ii) an additional 25% of the GENH Common Stock if the conditions in (i) have been satisfied and the 10-day volume-weighted average price (VWAP) of the GENH Common Stock has been $1.00 or higher.

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5.  Termination.

(a)  Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death. If a Disability (as defined below) of the Employee has occurred during the Term, the Company may give the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), unless the Employee shall have returned to full-time performance of the Employee’s duties prior to the Disability Effective Date. “Disability” shall mean a physical or mental infirmity that shall have impaired the Employee’s ability to perform the essential functions of the Employee’s job for a period of at least 90 days in any consecutive 12-month period. A determination of the existence of a “Disability” shall be made by the Company within its reasonable discretion; provided, however, in the event the Employee disagrees with the Company’s determination within seven days after the Employee’s receipt of the Company’s determination, the determination of Disability shall instead be made by the agreement of two physicians qualified to make such determination, one chosen by the Company and one chosen by the Employee (or the Employee’s agent, as applicable), and, if such two physicians cannot agree whether the Employee is suffering from a Disability, such two physicians will select a third physician and the third physician will make a determination of Disability, which determination will be binding on the parties.

(b)  Cause. the Company may terminate the Employee’s employment at any time for Cause (as defined herein). “Cause” shall mean (i) the Employee’s breach of this Agreement, or any lawful policy of the Company provided in writing to the Employee that is not inconsistent with this Agreement; (ii) the Employee’s commission of an act of fraud upon, or willful misconduct toward, the Company or any of the Company’s Affiliates; (iii) the Employee’s being convicted of or pleading nolo contendere to any misdemeanor involving moral turpitude, any felony, or any criminal act against the Company, any of the Company’s Affiliates, or any client of the Company or any of the Company’s Affiliates; (iv) the Employee’s willful commission of any act or omission that is reasonably determined by the Company’s Chairman and CEO, to have caused a material adverse effect on the property, operations, business or reputation of the Company or any of the Company’s Affiliates; or (v) the Employee’s willful and continuing failure to carry out or comply with any lawful directive of the officers of the Company to whom the Employee reports; provided, however, that in the cases of clauses (i), (iv) and (v) above, only if such failure is not fully remedied by the Employee within 30 days of after written notice by the Company to the Employee of such failure in the Notice of Termination (as defined below) and Employee shall have the right to contest the allegations during such 30-day cure period.

(c)  Good Reason. The Employee may terminate his employment at any time for Good Reason (as defined herein). “Good Reason” shall mean (i) the Employee’s duties or position with the Company are materially diminished or altered in a manner materially inconsistent with his initial duties described in Section 3(a) above; (ii) the Employee’s title is altered in a material and adverse manner; (iii) the Employee is not timely paid any amounts due and owing under this Agreement; or (iv) the Company relocates the Employee’s office location more than 50 miles from Fort Worth, Texas without the Employee’s written consent; (v) the Company fails to perform in any material respects its duties and obligations as a public company under the Securities Exchange Act of 1934 or the Securities Act of 1933, including the regulations promulgated thereunder, on or after July 1, 2021, provided such failure was within the Company’s reasonable control and not caused by acts or omissions of the Employee and such failure by the Company is not cured within 60 days after written notice from the Employee; or (vi) the Company defaults in any payment under both the Subordinated Note or the Mortgage Note (as such terms are defined in the Purchase Agreement) and such default is not cured within 60 days after written notice from the Employee; provided, however, that in the cases of clauses (i) through (iv) above, only if such Good Reason is not fully remedied by the Company within 30 days of after written notice by the Employee to the Company of such failure in the Notice of Termination.

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(d)  Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination (as defined below) given by the applicable party to the other party in accordance with the notice provisions of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (x) indicates the specific termination provision in this Agreement relied upon; (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination under the provision so indicated; and (z) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the notifying party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of such notifying party hereunder or preclude such notifying party from asserting such fact or circumstance in enforcing such notifying party’s rights hereunder.

(e)  Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Company for Cause or by the Employee for Good Reason, the date of the Notice of Termination from the notifying party or any later date specified therein, as the case may be; and (ii) if the Employee’s employment is terminated by reason of death or Disability, the date of the Employee’s death or the Disability Effective Date, as the case may be.

6.  Obligations of the Company Upon Termination.

(a)  If the Company terminates the Employee’s employment for Cause or Disability of the Employee, or the Employee’s employment terminates due to the Employee’s death, then the Company shall pay to the Employee (i) the pro-rata portion of the Employee’s Base Salary through the Date of Termination to the extent not theretofore paid in accordance with the Company’s then current payroll practices, but no further Base Salary; (ii) any earned, but unpaid, Annual Bonus, except if the Employee was terminated for Cause; (iii) all unreimbursed business expenses to the extent reimbursable in accordance with the Company’s then current policy regarding the same; and (iv) any amount payable as a result of the Employee’s participation in, or benefits under, any benefit plan of the Company, which amount shall be payable in accordance with the terms and conditions of such benefit plans.

(b)  If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason or the Employee’s employment terminates following the expiration of the Term as a result of a written notice delivered by the Company pursuant to Section 2(a), then the Company shall pay to the Employee (i) the Employee’s Base Salary through the greater of three months from the date of such termination and the remainder of the Term as severance, but not more than 12 months of severance; (ii) any earned, but unpaid, Annual Bonus; (iii) all unreimbursed business expenses to the extent reimbursable in accordance with the Company’s then current policy regarding the same; and (iv) any amount payable as a result of the Employee’s participation in, or benefits under, any benefit plan of the Company, which amount shall be payable in accordance with the terms and conditions of such benefit plans. The Employee has no obligation to seek or obtain other engagements or employment to mitigate any damages to which the Employee may be entitled by reason of any termination of this Agreement pursuant to this Section 6(b).

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(c)  If (i) the Company terminates the Employee’s employment for Cause or Disability of the Employee; or (ii) the Employee’s employment terminates due to the Employee’s death, the Company shall have no further payment obligations to the Employee other than those set forth in Section 6(a) above.

(d)  If the Employee terminates his employment without Good Reason during the Initial Term, other than due to the Employee’s death or Disability, then the Employee shall pay the Company, as liquidated damages, and not as a penalty, the sum set forth below (based upon when the Employee terminates his employment) on the Employee’s last day of employment. In the event of the Employee’s resignation, the Employee agrees to provide the Company with at least two weeks’ advance written notice; provided, that the Company reserves its right to waive or shorten such notice and shall pay the Employee his Base Salary though the last day worked. The parties agree that the Employee terminating his employment prior to the expiration of the Initial Term would cause severe and irreparable damage to the Company and also that it is impossible to estimate or predict the damages to be incurred by the Company due to such breach of this Agreement by the Employee and that the below liquidated damages is a reasonable sum to compensate the Company for such breach.

Year of Employment	Liquidated Damages*

Prior to 1st anniversary of the Effective Date	$600,000

After 1st anniversary of the Effective Date and prior to the 2nd anniversary of the Effective Date	$375,000

(e)  Following the termination of the Term, the Employee agrees that, if requested by the Company, prior to the payment of all amounts due the Employee by the Company pursuant to this Agreement, the Employee or his estate will execute and deliver to the Company a general and full release, in substantially the form attached hereto as Exhibit “A”, of the Company of all employment-related claims in form and substance reasonably satisfactory to the Company, subject to the payment of such payments.

*	The Company agrees to accept payment of up to 50% (the “Stock Percentage”) of such liquidated damages in the form of GENH Common Stock (as defined in the Purchase Agreement) owned by the Employee in lieu of a cash payment, which GENH Common Stock shall be valued at the greater of (i) $0.40 per share; or (ii) the 10-day volume-weighted average price (VWAP) prior to the Employee’s last day of employment; provided however, that the Stock Percentage shall be increased to up to 100% in the event that the Employee terminates his employment with the Company in good faith due to severe or extraordinary physical or mental health issues involving the Employee or his immediate family.

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(f)  Subject to Section 6(b)(i) above, the Employee hereby agrees that no severance compensation of any kind, nature or amount shall be payable to the Employee and the Employee hereby irrevocably waives any claim for severance compensation.

(g)  All of the Employee’s rights to benefits under this Agreement (if any) shall cease upon the termination of the Term; provided, however, all amounts accrued and owed to the Employee by the Company under this Agreement, but unpaid, shall survive the termination of the Term.

7.  Confidentiality; Employee Covenants.

(a)  Inconsistencies. The parties hereto agree that any inconsistencies appearing among the Purchase Agreement and this Agreement shall be resolved on the basis that a provision in the Purchase Agreement shall prevail over any inconsistent provision in this Agreement.

(b)  Confidentiality. The Employee acknowledges and agrees that (i) the goodwill of the Company depends upon, among other things, keeping the Confidential Information (as defined below) confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Company; and (ii) disclosure of any Confidential Information to competitors of the Company or to the general public would be highly detrimental to and cause irreparable damage to the Company. For purposes of this Agreement, the term “Confidential Information” shall mean the Company’s confidential and proprietary business information, which may include, without limitation, information relating to persons, firms, and corporations that are or become customers or accounts of the Company during the Employee’s employment with the Company (“Customers”) and persons, firms, and corporations that are actively solicited by the Company during the Employee’s employment with the Company to become customers (“Prospects”), including the names of Customers and Prospects, lists of Customers and Prospects, personal information as to Customers and Prospects, familiarity with Customers’ and Prospects’ specific tax needs and financial considerations, trade secrets and other of the Company’s business information that is not generally or easily obtainable, including specific engagement procedures, techniques, tax saving and mitigation strategies, internal procedures, programs, regular business reports, business plans, projections, budgets, financial information, specific information regarding proposals to Prospects and Customers, and all records, files, manuals, blanks, forms, materials, supplies, computer programs, and other materials furnished to the Employee by the Company. All Confidential Information shall be and remain the property of the Company, and the Employee shall safely keep and preserve such property. In consideration of the training, support, and access to Confidential Information provided by the Company to the Employee, and the compensation and other consideration paid to the Employee under this Agreement and the Purchase Agreement, the Employee agrees that the Employee will not, without the written consent of the Company, disclose or make use of such Confidential Information except as may be required in the course of rendering services under this Agreement. Further, the Employee agrees to immediately deliver to the Company all Confidential Information and all copies thereof upon termination of employment. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of any disclosure by the Employee in violation of this Agreement; (ii) is or becomes available to the Employee from a source other than the Company or its subsidiaries; provided, that such source is not known by the Employee to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or such subsidiaries; or (iii) is independently developed by the Employee outside business hours (or other time while not working on business of the Company or its Affiliates) without regard or reference to any Confidential Information.

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(c)  Duty of Loyalty. During the Employee’s employment with the Company, the Employee will avoid conflicts of interest, remain loyal to the Company and not engage in any conduct harmful to the business interests of the Company, unless prior written approval is obtained from the Company.

(d)  Discoveries and Inventions. The Employee agrees that all discoveries, inventions, ideas, contributions, and improvements (whether or not patentable or copyrightable) (the “Work”) that relate in any way to the business of the Company or its Affiliates, or that result from duties assigned by the Company to the Employee and that, while the Employee is employed by the Company, are developed, conceived or applied in practice by the Employee, either alone or together with others at any time either during or after normal working hours, whether on or off the Employee’s job are and will continue to be the exclusive property of the Company. The Employee agrees that any Work prepared for the Company or its Affiliates pursuant to this Agreement that is eligible for copyright, patent or other protection in the United States or elsewhere shall be a work made for hire. If any such Work is deemed for any reason not to be a work made for hire, the Employee further agrees, at any time during or after the Employee’s employment with the Company, to (i) promptly and fully disclose and assign all of the Employee’s right, title and interest in the Work to the Company; (ii) provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s rights in such Work; and (ii) sign all papers and undertake such other acts and things as the Company may reasonably require of the Employee to protect its rights to such Work, including making application for, obtaining and enforcing patents, copyrights and the like under the laws of the United States or foreign countries, all without any further consideration to the Employee.

(e)  Non-Competition. As an inducement to the Company to execute and deliver this Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby, unless the Employee resigns for Good Reason pursuant to Section 5(c)(vi) above, during the Term and for a period of the later to occur of three years after the Effective Date and one year after the expiration of the Term (the “Restricted Period”), the Employee will not, anywhere within the United States directly or indirectly engage in, own any economic interest in, continue in or carry on any activities that compete in any aspect with the Business (as defined in the Purchase Agreement) or any other business operated by the Company or its Affiliates as of the Closing Date and during the Restricted Period; provided, however, that the Employee may at any time own up to 1% of any publicly held company that competes with the Business.

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(f)  Non-Solicitation. Unless the Employee resigns for Good Reason pursuant to Section 5(c)(vi) above, during the Restricted Period, the Employee will not (i) directly or indirectly solicit, divert or take away, in whole or in part, any customers or prospects of the Business to provide or perform services offered by the Business; (ii) hire or solicit or entice any employee or independent contractor of the Business to leave his or her employment or his, her or its retention by the Business and/or accept employment or retention with any other person or entity whose business is competitive with the Business; or (iii) divert or attempt to divert business of any kind from the Business, including, without limitation, interference with any business relationship with suppliers, customers, licensees, licensors or contractors. The foregoing solicitation restriction will not apply to broad-based, untargeted solicitations to prospective employees or candidates so long as no employees of the Business are hired.

(g)  Non-Disparagement. the Company and the Employee also each agrees to not disparage each other at any point during or after the Term of this Agreement; provided, however, no action taken in good faith related to the preservation or enforcement of such party’s rights under the terms of the Purchase Agreement or this Agreement shall be deemed a violation of this Section 7(g), nor shall truthful testimony compelled by legal process related to any litigation or arbitration, or with respect to any governmental investigation.

(h)  Tolling. The Employee agrees that during any period in which the Employee is in breach of the obligations contained in this Section 7, the time period, if any, of such obligations shall be extended for an amount of time equal to the period during which the Employee is in breach thereof. The Employee further acknowledges and agrees that if the Employee violates any covenant contained in this Section 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief through litigation, be deprived of the benefit of the full period of any such covenant.

8.  Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 of this Agreement by the Employee will result in irreparable injury to the Company and that remedies at law alone would be an inadequate remedy for such breach. In addition to any other remedy it may have, the Company shall be entitled (a) to seek specific performance of this Agreement by the Employee and both temporary and permanent injunctive relief without bond or security; and (b) except as otherwise provided by applicable law, to cease making any payments or providing any benefit otherwise required by this Agreement, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.

9.  Severable Provisions. The provisions of this Agreement are severable, and the invalidity of any one or more provision(s) shall not affect the validity of any other provision(s). In the event that a court of competent jurisdiction determines that any portion of this Agreement or the application thereof is unenforceable in whole or in part, the Employee and the Company agree that said court shall, in making such determination, have the power to revise such provision to the extent necessary to make it enforceable, and that the Agreement in its revised form shall be valid and enforceable to the full extent permitted by law.

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10.  Successors.

(a)  No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than the Employee’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Employee’s death, this Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Employee’s interests under this Agreement. Subject to compliance with the terms of any the Company-sponsored benefit plan, the Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following the Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of the Employee’s death or a judicial determination of the Employee’s incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee’s beneficiary(ies), estate or other legal representative(s).

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c)  the Company shall have no right to assign or transfer its rights or obligations under this Agreement; provided, however, the Company shall have the right to assign this Agreement to an entity acquiring all or substantially all of the assets of the Company provided that such entity assumes the liabilities, obligations and duties of the Company as contained in this Agreement, either contractually or by operation of law.

11.  Representations. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations of the Employee to be performed hereunder in accordance with its terms; (b) the Employee is not a party to, or subject to, any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, and the Employee is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair the Employee’s right or ability (i) to enter the employ of the Company; or (ii) to perform fully the Employee’s duties and obligations pursuant to this Agreement; (c) the Employee represents and warrants to the Company that the Employee is an “accredited investor” within the meaning of Regulation D promulgated under the U.S. Securities Act of 1933, as amended.

12.  Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

(b)  Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party by personal delivery or hand delivery by courier, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier, overnight delivery requested, addressed as follows:

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If to the Employee:

Watt Stephens

624 Westwood Avenue

Fort Worth, Texas 76107

with a copy to:

Hawkins Parnell & Young, LLP

303 Peachtree Street NE, Suite 4000

Atlanta, Georgia 30308

Attn: Matthew A. Boyd, Esq.

If to the Company:

Generation Hemp, Inc.

PO Box 540308

Dallas, Texas 75354

Attn: Gary C. Evans

with a copy to:

Bell Nunnally & Martin LLP

2323 Ross Avenue, Suite 1900

Dallas, Texas 75201

Attn: Larry L. Shosid, Esq.

or to such address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person, three business days after being sent by mail, or the next business day after being sent by overnight courier.

(c)  This Agreement may not be amended, nor any of its provisions waived, except by a written instrument signed by the party against whom enforcement of such amendment or waiver is sought.

(d)  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)  The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Company to terminate the Employee’s employment for Cause or the Employee to terminate employment for Good Reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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(f)  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof and thereof.

(g)  In the event of any claim or action (i) arising out of or based upon this Agreement; (ii) arising out of or based upon the Employee’s employment with the Company and/or termination thereof; or (iii) relating to the subject matter hereof, each of the Company and the Employee, by the Company’s or the Employee’s execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Dallas County, Texas, and agrees not to commence any such claim or action other than in the above-named courts. EACH PARTY WAIVES HIS OR ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE, SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY EXHIBIT HERETO.

(h)  All descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)  This Agreement may be executed in two counterparts each of which shall be original and both of which together shall constitute one and the same instrument. Electronic transmission signatures will suffice for execution hereof.

(j)  Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further action and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

(k)  If any portion of this Agreement receives judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that the terms of this Agreement shall be construed or interpreted against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement, it being acknowledged that both parties and their agents have participated in the preparation and/or review of this Agreement.

Signature Page Follows

TERM EMPLOYMENT AGREEMENT – Page  12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

GENERATION HEMP, INC.,
a Colorado corporation

By:	/s/ Gary C. Evans
Gary C. Evans, Managing Member

THE EMPLOYEE:

/s/ Watt Stephens
WATT STEPHENS, a resident of the State of Texas

TERM EMPLOYMENT AGREEMENT – Signature Page